Exhibit 99.2

FOXHOLLOW TECHNOLOGIES SCHEDULES CONFERENCE CALL TO

DISCUSS AGREEMENT WITH MERCK & CO. FOR SEPTEMBER 14TH, 2005

REDWOOD CITY, CA— September 14, 2005—FoxHollow Technologies (Nasdaq: FOXH) announced that it will discuss details of its recently signed drug development and novel research agreement with Merck & Co., after market close on September 14, 2005. The company will hold a conference call today at 2:30 p.m., Pacific Daylight Time (5:30 p.m. Eastern Daylight Time). The call will be hosted by Robert Thomas, President and Chief Executive Officer, Matt Ferguson, Chief Financial Officer, and Duke Rohlen, Vice President of Corporate Development.

The teleconference can be accessed via the investor relations section of the company’s website at http://investor.foxhollowtech.com or by calling 888-889-5602 (domestic), or 973-582-2734 (international). Please dial in or access the website 10 to 15 minutes prior to the beginning of the call.

A replay of the conference call will be available two hours after the conference call concludes through 7 p.m. Eastern Daylight Time, September 28, 2005, by dialing 877-519-4471 (domestic), or 973-341-3080 (international), passcode 6502061. An online archive of the webcast will be available for a minimum of two months by accessing the investor relations portion of the Company’s website at http://investor.foxhollowtech.com.

About FoxHollow Technologies, Inc.

FoxHollow Technologies, Inc. (NASDAQ: FOXH) develops and markets minimally invasive plaque excision devices for the treatment of peripheral artery disease (PAD). An estimated 12 million people in the U.S. are thought to suffer from PAD with 2.5 million patients currently diagnosed. PAD results from plaque that accumulates in the arteries and blocks blood flow in the legs. These blockages can result in severe pain for patients and very limited physical mobility. The SilverHawk System is a minimally invasive method of removing the obstructive plaque and restoring blood flow to the legs and feet. For more information, please visit our website at www.foxhollowtech.com.

Further information on FoxHollow’s business and financial results are detailed in filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on July 29, 2005.

Contacts:

Matt Ferguson

Chief Financial Officer

650-421-8501

mferguson@foxhollowtech.com

Duke Rohlen

Corporate Development/Investor Relations

650-421-8449

investorrelations@foxhollowtech.com

Leslie Trigg

Media Relations

650-421-8539

ltrigg@foxhollowtech.com